Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-39259 of Boykin Lodging Company on Form S-8 of our reports on Boykin Lodging Company dated March 25, 2004 and Boykin/AEW, LLC and Subsidiaries dated March 12, 2004, appearing in this Annual Report on Form 10-K of Boykin Lodging Company for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP
Cleveland, Ohio
March 29, 2004